EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-48692 and 333-26117 on Form S-8 of our report dated March 28, 2008, relating to the financial statements of The Inventure Group, Inc. appearing in this Annual Report on Form 10-K of The Inventure Group, Inc. for the year ended December 29, 2007.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
March 27, 2009